Exhibit 5.2

March 26, 2021

GlaxoSmithKline Capital Inc.

1105 North Market Street, Suite 622

Wilmington, Delaware 19801

United States

GlaxoSmithKline Capital plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special English counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital plc”), and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (“GSK plc”, together with GSK Capital plc, each a “Company” and together the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of (a) debt securities of GSK Capital Inc. and GSK Capital plc, as the case may be, guaranteed by GSK plc, (b) guarantees of GSK plc in respect of the debt securities of GSK Capital Inc. and GSK Capital plc (the “Guarantees”) and (c) debt securities of GSK plc. The debt securities of GSK Capital Inc., GSK Capital plc and GSK plc are collectively referred to herein as the “Debt Securities.” We understand that the securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities of GSK Capital Inc. and the related Guarantees are to be issued under an indenture dated as of April 6, 2004 among GSK Capital Inc., GSK plc and Deutsche Bank Trust Company

GlaxoSmithKline plc et al., p. 2

Americas, (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK Capital Inc., the Trustee and Law Debenture Trust Company of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 18, 2013, among GSK Capital Inc., GSK plc and the Trustee, the Second Supplemental Indenture dated as of March 21, 2014, among GSK Capital Inc., GSK plc and the Trustee and the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., GSK plc and the Trustee (as so supplemented, the “GSK Capital Inc. Indenture”); the Debt Securities of GSK Capital plc and the related Guarantees are to be issued under an indenture dated as of April 6, 2004 among GSK Capital plc, GSK plc and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK Capital plc., the Trustee and Law Debenture Trust Company of New York), as supplemented by the First Supplemental Indenture dated as of March 21, 2014, among GSK Capital plc, GSK plc and the Trustee and the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital plc, GSK plc and the Trustee (as so supplemented, the “GSK Capital plc Indenture”); and the Debt Securities of GSK plc are to be issued under an indenture dated as of March 4, 2008 between GSK plc and the Trustee, as supplemented by the First Supplemental Indenture dated as of March 21, 2014, between GSK plc and the Trustee (as so supplemented, the “GSK plc Indenture” and, together with the GSK Capital Inc. Indenture and the GSK Capital plc Indenture, the “Indentures”). References to the Indentures shall be construed as including references to the Guarantees given in the Indentures.

In arriving at the opinions expressed below, we have reviewed copies of the following documents:

(a)

a Certificate of the Secretary of GSK plc dated March 26, 2021 (the “2021 GSK plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date, the following documents:

(i)	the Memorandum and Articles of Association of GSK plc; and

(ii)

an extract from the minutes of a meeting of the Board of Directors of GSK plc held on March 11, 2021 and the minutes of a meeting of the Corporate Administration & Transactions Committee of GSK plc held on March 25, 2021 (the “2021 GSK plc Minutes”);

(b)

a Certificate of the Secretary of GSK plc dated May 15, 2018 (the “2018 GSK plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK plc; and

(ii)

the minutes of the meetings of the Board of Directors of GSK plc held on March 15, 2018 and the Corporate Administration & Transactions Committee of GSK plc held on March 23, 2018, May 10, 2018 and May 11, 2018 (the “2018 GSK plc Minutes”);

(c)

a Certificate of the Secretary of GSK plc dated March 21, 2014 (the “2014 GSK plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

GlaxoSmithKline plc et al., p. 3

(i)	the Memorandum and Articles of Association of GSK plc (the “2014 Memorandum and Articles of GSK plc”); and

(ii)

the minutes of the meetings of the Board of Directors of GSK plc held on March 19, 2014 and the Corporate Administration & Transactions Committee of GSK plc held on March 19, 2014 (the “2014 GSK plc Minutes”);

(d)

a Certificate of the Secretary of GSK plc dated April 6, 2004 (the “2004 GSK plc Secretary’s Certificate”, and together with the 2021 GSK plc Secretary’s Certificate, 2018 GSK plc Secretary’s Certificate and the 2014 GSK plc Secretary’s Certificate, the “GSK plc Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK plc (the “2004 Memorandum and Articles of GSK plc”); and

(ii)

the minutes of the meetings of the Board of Directors of GSK plc held on October 4, 2002 and the Corporate Administration & Transactions Committee of GSK plc held on March 28, 2003, September 2, 2003 and March 26, 2004 (the “2004 GSK plc Minutes”, and together with the 2021 GSK plc Minutes, the 2018 GSK plc Minutes and the 2014 GSK plc Minutes, the “GSK plc Minutes”);

(e)

a Certificate of the Secretary of GSK Capital plc dated March 26, 2021 (the “2021 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date, the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital plc; and

(ii)	the minutes of a meeting of the Board of Directors of GSK Capital plc held on March 25, 2021 (the “2021 GSK Capital plc Minutes”);

(f)

a Certificate of the Secretary of GSK Capital plc dated May 15, 2018 (the “2018 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital plc; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on May 10, 2018 and May 11, 2018 (the “2018 GSK Capital plc Minutes”);

(g)

a Certificate of the Secretary of GSK Capital plc dated March 21, 2014 (the “2014 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital plc (the “2014 Memorandum and Articles of GSK Capital plc”); and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on March 20, 2014 (the “2014 GSK Capital plc Minutes”);

GlaxoSmithKline plc et al., p. 4

(h)

a Certificate of the Secretary of GSK Capital plc dated April 6, 2004 (the “2004 GSK Capital plc Secretary’s Certificate”, and together with the 2021 GSK Capital plc Secretary’s Certificate, the 2018 GSK Capital plc Secretary’s Certificate and the 2014 GSK Capital plc Secretary’s Certificate, the “GSK Capital plc Secretary’s Certificates” and, together with the GSK plc Secretary’s Certificates, the “Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital plc the “2004 Memorandum and Articles of GSK Capital plc”); and

(ii)

the minutes of the meetings of the Board of Directors of GSK Capital plc held on March 26, 2004 (the “2004 GSK Capital plc Minutes”, and together with the 2021 GSK Capital plc Minutes, the 2018 GSK Capital plc Minutes and the 2014 GSK Capital plc Minutes, the “GSK Capital plc Minutes”);

(i)	a form of the Debt Securities to be issued by each of the Companies and GSK Capital Inc. filed as exhibits to the Registration Statement;

(j)	the Registration Statement; and

(k)	each executed Indenture.

In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In this opinion letter, the Debt Securities and the Indentures are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

In rendering the opinions expressed below we have assumed and not verified:

a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

c)

the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of all statements in each Secretary’s Certificate as at the date of such Secretary’s Certificate);

d)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

e)

that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

GlaxoSmithKline plc et al., p. 5

f)

that each of the Transaction Documents constitutes legal, valid and binding obligations of the parties thereto under all applicable laws (including the laws of the State of New York by which the Transaction Documents are expressed to be governed) enforceable in accordance with their terms and have the same meaning and effect as if they were governed by English law;

g)

that each of the Transaction Documents has been or will be duly authorized, executed and delivered by or on behalf of each of the parties to such Transaction Document (other than the Companies) and each such party (other than the Companies) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

h)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

i)

that any limit on borrowings to which each Company is subject has not been exceeded, and that the entry into or the performance of the Transaction Documents will not cause any such limit on borrowings to be exceeded;

j)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

k)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

l)

that the information relating to each of the Companies disclosed by our searches on March 26, 2021 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to each such Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of each such Company that has been presented in England and Wales;

m)

that each director of each of the Companies has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of each such Company, and that none of the relevant directors of each such Company has any interest in such transactions except to the extent permitted by the Articles of Association of each such Company; and

n)

that the execution and delivery of each of the Transaction Documents by each of the Companies and the exercise of their rights and performance of their obligations thereunder will materially benefit each such Company and that the directors of each such Company acted in good faith and in the interests of such Company in approving each of the Transaction Documents and the transactions contemplated thereby.

GlaxoSmithKline plc et al., p. 6

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.

Each of the Companies has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on March 26, 2021 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 12:20 GMT on March 26, 2021 revealed no petition, order or resolution for the winding up of either Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against either Company.

2.	GSK plc has the corporate power to enter into and perform its obligations under each of the Indentures.

3.	GSK Capital plc has the corporate power to enter into and perform its obligations under the GSK Capital plc Indenture.

4.	The GSK plc Indenture has been duly authorized, executed and delivered by GSK plc.

5.	The GSK Capital plc Indenture has been duly authorized, executed and delivered by each of GSK Capital plc and GSK plc.

6.	The GSK Capital Inc. Indenture has been duly authorized, executed and delivered by GSK plc.

GlaxoSmithKline plc et al., p. 7

We express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax or obligation to report to any tax authority that may arise or be incurred as a result of or in connection with the Transaction Documents, including, without limitation, the creation, issue or offer of the Debt Securities or the Guarantees or any other transaction.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the European Union (Withdrawal) Act 2018), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus included in the Registration Statement and in any prospectus supplement related thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner